Exhibit 1 of Form 8-K


                                        For  further information  contact:
                                        Claire Buchan, VP Comm,  (630)271-2150
                                        Bruce Duncan, VP IR, (630)271-2187
                                        Steve Preston, CFO, (630)271-2637


FOR IMMEDIATE RELEASE
January 4, 1999

                SERVICEMASTER MAKES CHANGES IN TWO OF ITS SMALLER
             BUSINESS UNITS, ENERGY MANAGEMENT AND HOME HEALTH CARE

     DOWNERS GROVE, Illinois -- ServiceMaster (NYSE:SVM) announced today that it has formed a strategic venture with Texas Utilities Company (NYSE:TXU) for the ownership and operation of its energy management business. The new venture has acquired all the assets of ServiceMaster Energy Management and will be owned 85 percent by Texas Utilities and 15 percent by ServiceMaster. This new business combination will provide ServiceMaster an expanded ability to provide comprehensive energy solutions to customers.

     "With the deregulation of public energy utilities, our customers are seeking total energy management solutions on local, regional and global bases. Both companies will benefit from this transaction. Texas Utilities' ability to serve as an energy source, combined with their aggressive and innovative approach to the industry, will create a partnership that will enable us to provide our customers with end-to-end energy management solutions," ServiceMaster President and Chief Executive Officer Carlos Cantu said.

     Texas Utilities is a $6 billion electric and gas utility, serving the North Texas area. ServiceMaster and TU subsidiary, Texas Utilities Integrated Solutions, will provide bundled services to give customers access to an energy source through Texas Utilities and to the energy management expertise of ServiceMaster.

     ServiceMaster has also completed the strategic review of its home health care business and has concluded that without significant investment to make home health care one of its core businesses, it cannot profitably provide high quality service in the future and continue to satisfy all the changes and the requirements of new governmental reimbursement programs. The Company has signed a letter of intent to sell its direct operations of home health care agencies and certain support operations to a major provider of home health care. ServiceMaster expects to close the transaction by the end of January 1999. In addition, the Company will discontinue its outsourced operation of home health care agencies, but will continue to provide consulting service to hospitals and other providers of home health care.

     "ServiceMaster is committed to an orderly transition of these businesses to ensure continuity for our customers and employees," said Cantu.

     The Energy Management transaction will result in a pre-tax gain of $37 million, which is expected to be offset by charges relating primarily to home health care, including the impairment of intangible assets and costs relating to exiting customer arrangements. The Company expects the cash impact of the charges to be $5-6 million in 1999, with the remainder of the charges being primarily noncash.

     ServiceMaster serves more than 9 million customers in the United States and in 38 countries around the world, with annual customer level revenue exceeding $5.6 billion. ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer Services and ServiceMaster Management Services.

     ServiceMaster Consumer Services now includes eight market-leading companies-- TruGreen-ChemLawn, Terminix, American Home Shield, Rescue Rooter, ServiceMaster Residential and Commercial Services, Merry Maids, AmeriSpec and Furniture Medic-- which operate through the ServiceMaster Quality Service Network of approximately 5,800 U.S. Company-owned locations and franchised businesses.

     ServiceMaster Management Services is the leading facilities management company serving health care, education, and business and industrial facilities with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy.

     In accordance with the Private Securities Litigation Reform Act of 1995, the Company notes that statements that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Factors which could cause actual results to differ materially include the following (among others): weather conditions adverse to certain of the Company's Consumer Services businesses, the entry of additional competitors in any of the markets served by the Company, labor shortages, consolidation of hospitals in the healthcare market, the condition of the U.S. economy, the inability of key suppliers to achieve timely Y2K compliance in their delivery systems or the inability of the Company to make its own systems Y2K compliant, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission.